EXHIBIT 10.3

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Agreement”) is made as of the 11th day of August, 2006, by and between AMBERGLEN ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”).

Recitals.

A.            Tenant occupies certain premises in the AmberGlen Business Center located at 2345 N .W .Amberbrook Drive, Suite 200, under an Office/Flex Lease dated August 20, 1997, between Amberjack, LTD. (“Amberjack”), predecessor in interest to Landlord, and Tenant, as amended by that certain Amendment No.1 to Lease dated February 23, 1998, between Amberjack and Tenant, and by that certain Amendment No.2 to Lease dated July 23, 1998, between Amberjack and Tenant (as amended, the “Lease”). Terms with initial capitals used in this Agreement, unless otherwise defined herein, shall have the meanings given them in the Lease.

B.            Landlord currently holds Two Hundred Thousand and no/l00 Dollars ($200,000.00) as a security deposit (the “Existing Security Deposit”) in connection with the Lease and that certain Lease Agreement dated August 20, 1997, between Amberjack and Tenant for the first and second floors of 2430 N.W. 206th Avenue.

C.            Tenant and Landlord desire to amend the Lease subject to the terms and conditions set forth in this Agreement.

Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree:

1.             Security Deposit. Section 6.2 of the Lease is hereby amended to provide that, contemporaneously with Tenant’s execution and delivery of this Agreement, Forty-Six Thousand and no/100 Dollars ($46,000.00) of the Existing Security Deposit shall be allocated as a security deposit for the Premises only, such amount to be held by Landlord during the Lease Term in accordance with the terms of Section 6.2 of the Lease.

2.             Hazardous Substances.  Section 5.5 of the Lease is hereby amended to add the following provision: Tenant shall immediately notify Landlord should Tenant (a) become aware of the existence of any Hazardous Substance on the Premises or the Project which is prohibited by the Lease or by Environmental Law, (b) receive any notice of, or become aware of, any actual or alleged violation with respect to the Premises or Project of any Environmental Law, or (c) become aware of any lien or action with respect to any of the foregoing. Tenant shall deliver to Landlord, promptly upon receipt, (i) copies of any documents received from the United States Environmental Protection Agency (‘EPA’) and/ or any state, county, or municipal environmental or health agency concerning Tenant’s ownership, use, or operations upon or in connection with the Premises; and (ii) copies of any documents submitted by Tenant to the EPA and/or any state, county, or municipal environmental or health agency concerning the Premises.

3.             Mailing Addresses.             The mailing addresses for Landlord and Tenant set forth in Section 2 of the Lease are hereby amended to be as follows:

Landlord:	The Praedium Group LLC
825 Third Avenue, 36th Floor
New York, NY 10022
Attn: Asset Manager

With a copy to:	ScanlanKemperBard Companies, LLC
2600 Pacwest Center
1211 SW Fifth Avenue
Portland, OR 97204
Attn: Asset Manager

With a copy to:	Parisi & Parisi, P .C.
Suite 400, North Pacific Plaza
1675 SW Marlow Avenue
Portland, OR 97225
Attn: Robin B. Parisi, Esq.

Tenant:	Steve Sipowicz
CFO/ VP Finance
Cascade Microtech Inc. 2430 NW 206th
Beaverton, OR 97006

4.             ERISA and UBTI Restrictions. Notwithstanding anything to the contrary contained in the Lease, including, without limitation, Section 16 thereof, no assignment or subletting by Tenant, nor any other transfer or vesting of Tenant’s interest thereunder (whether by merger, operation of law or otherwise), shall be permitted if anyone or more of the following conditions are satisfied:

(i)            Landlord, or any person designated by Landlord as having an interest therein, directly or indirectly, controls, is controlled by, or is under common control with (i) the proposed assignee, sub-lessee or successor in interest of Tenant or (ii) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee, sublessee or successor-in-interest of Tenant;

 (ii)          The proposed assignment or sublease provides for or results in a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Leased Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or

(iii)          In the opinion of Landlord or Landlord’s legal counsel, such proposed assignment, subletting or other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation at law or otherwise) will (i) cause a violation of the Employee Retirement Income Security Act of 1974 by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord, or (ii) result or may in the future result in Landlord, or any person which, directly or indirectly, has an interest in Landlord, receiving “unrelated business taxable income” (as defined in the Internal Revenue Code).

5.             Ratification.  Except as amended hereby, the Lease is ratified and confirmed in all respects and this document supersedes prior written or oral agreements including those described in the Letter of Intent executed by Tenant and Landlord.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

AMBERGLEN ASSOCIATES LLC
a Delaware limited liability company

By:	SCANLANKEMPERBARD COMPANIES, LLC,
an Oregon limited liability company,
its manager

By:	/s/ N. Thomson Bard, Jr.
Name:	N. Thomson Bard, Jr.
Title:	Principal, Executive Vice President Asset Management and Chief Compliance Officer

“Landlord”

CASCADE MICROTECH INC., an Oregon corporation

By:	/s/ Steven Sipowicz
Name:	Steven Sipowicz
Title:	Chief Financial Officer

“Tenant”